EXHIBIT 16.1

RE: Paranovus Entertainment Technology Limited

CIK: 0001751876

We have been furnished a copy of the statements being made by Paranovus Entertainment Technology Limited (the “Company”) in its Form 6-K dated October 24, 2025 and captioned “Changes in Registrant’s Certifying Accountant”. We acknowledge that Enrome LLP had issued audit reports on the consolidated financial statements of the Company for the years ended March 31, 2025 and 2024.

During the period from June 2, 2023, the date of our appointment as the Company’s independent registered public accounting firm, through October 19, 2025, the date of our dismissal, there were no disagreements between us and the Company regarding accounting principles that we need to make reference to.

We agree with all statements pertaining to us in such Form 6-K. We have no basis to agree or disagree with any other statements of the Registrant contained in Exhibit 16.1.

Very truly yours,

/s/ Enrome LLP

Singapore

October 24, 2025

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